Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”), is being entered into as of August 4, 2023, by and between Poseida Therapeutics, Inc., a Delaware corporation (the “Company”), with its principal place of business at 9390 Towne Centre Drive, Suite 200, San Diego, California 92121 and Astellas US, LLC, a Delaware limited liability company (the “Purchaser”) with its principal place of business at 2375 Waterview Drive, Northbrook, IL 60062. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in Section 1.5.

RECITALS

A.    On the terms and subject to the conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company at Closing (as defined below), that number of shares of common stock, $0.0001 par value, of the Company (“Company Common Stock”) set forth opposite the Purchaser’s name on Schedule I hereto at a purchase price of $3.00 per share of Company Common Stock.

B.    The shares of Company Common Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares”.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1    Authorization of Sale of Shares. Subject to the terms and conditions of this Agreement and in partial consideration for the execution of the Strategic Rights Letter Agreement entered into concurrent herewith, the Purchaser agrees to purchase from the Company that number of Shares as set forth opposite the Purchaser’s name on Schedule I attached hereto, at a price per Share equal to $3.00, resulting in an aggregate purchase price of $24,999,999.00 (the “Share Purchase Price”).

1.2    Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Shares. The closing of the purchase and sale of the Shares to the Purchaser by the Company (the “Closing”) shall occur as soon as practicable following the satisfaction or waiver of the conditions set forth in Article V but in no event more than two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article V (or at some other date and time as the Purchaser and the Company may mutually agree upon in writing) (the “Closing Date”). The Closing shall take place at the offices of Cooley LLP, 10265 Science Center Dr, San Diego, California 92121 or at such other place as the Company and the Purchaser may mutually agree upon, orally or in writing.

1.3    Payment. On the Closing Date, (a) the Purchaser shall pay to the Company the Share Purchase Price in United States dollars and in immediately available funds, by wire transfer to the Company’s account as set forth in instructions previously delivered to the Purchaser, and (b) the Company shall irrevocably instruct Computershare Trust Company N.A. (the “Transfer Agent”) to deliver to such Purchaser the number of Shares set forth opposite such Purchaser’s name on Schedule I hereto in book-entry form in the name of such Purchaser as set forth on the Stock Registration Questionnaire included as Exhibit A. Within one (1) Business Day of the Closing Date, the Company shall deliver to Purchaser a book-entry statement of the Transfer Agent showing such Purchaser as the registered holder of the Shares on and as of the Closing Date.

1.4    Closing Deliverables.

(a)    Company. On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i)    a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver the number of Shares set forth opposite the Purchaser’s name on Schedule I hereto, registered in the name of the Purchaser as set forth on the Stock Registration Questionnaire included as Exhibit A;

(ii)    the Strategic Rights Letter Agreement, duly executed by the Company;

(iii)    the Registration Rights Agreement, duly executed by the Company;

(iv)    a certificate signed by an officer of the Company, certifying that the conditions specified in Sections 5.1(a) and 5.1(b) are fulfilled; and

(v)    a certificate signed by the Corporate Secretary of the Company, certifying as to (a) the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and the Company’s amended and restated bylaws (the “Bylaws”); (b) the resolutions of the Company’s board of directors approving the Transaction Documents and the Transactions; and (c) a good standing certificate with respect to the Company from the Delaware Secretary of State, dated no earlier than three (3) Business Days prior to the Closing Date.

(b)    Purchaser. On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the following:

(i)    a fully completed and duly executed Stock Registration Questionnaire in the form attached hereto as Exhibit A;

(ii)    the Strategic Rights Letter Agreement, duly executed by the Purchaser;

(iii)    the Registration Rights Agreement, duly executed by the Purchaser;

(iv)    a fully completed and duly executed Accredited Investor Qualification Questionnaire in the form attached hereto as Exhibit B;

(v)    a fully completed and duly executed Bad Actor Questionnaire in the form attached hereto as Exhibit C; and

(vi)    the Share Purchase Price by wire transfer to the account specified by the Company.

(c)    Further Assurances. On or prior to the Closing Date and thereafter, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents that take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Transactions.

1.5    Defined Terms Used in This Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of California or Japan generally are authorized or required by law or other government actions to close.

“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal, as well as any securities exchange or securities exchange authority, including Nasdaq).

“Lien” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, mortgage, claim, easement, right-of-way, option, title retention agreement, preemptive right or other restriction.

“Material Adverse Effect” means any material adverse change or effect, or any development that, individually or in the aggregate, would reasonably be expected to result in a material adverse change or effect, in or affecting (i) the business, properties or other assets, liabilities, general affairs, management, financial position, stockholders’ equity, prospects or results of operations of the Company, or (ii) the ability of the Company to perform its obligations under this Agreement, including the issuance and sale of the Shares, or to consummate the Transactions.

“Nasdaq” means the Nasdaq Stock Market, LLC.

“Strategic Rights Letter Agreement” means that certain Strategic Rights Letter Agreement, dated as of the Closing Date, by and between the Company and the Purchaser, in the form of Exhibit D attached to this Agreement.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, by and between the Company and the Purchaser, in the form of Exhibit E attached to this Agreement.

“Transaction Documents” means this Agreement, the Strategic Rights Letter Agreement, the Registration Rights Agreement and the annexes and exhibits attached hereto and thereto.

“Transactions” means the transactions contemplated by the Transaction Documents.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows.

2.1    Organization, Good Standing and Power. The Company has been (i) duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority (corporate and other) to own and/or lease its properties and conduct its business as described in the reports filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the Company’s 2022 fiscal year, including, without limitation, the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and (ii) duly qualified as a foreign entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except, in the case of this clause (ii), where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has no subsidiaries required to be listed on Exhibit 21.1 to the Company’s Annual Report on Form 10-K by Item 601 of Regulation S-K under the Exchange Act.

2.2    Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform the Transaction Documents and to issue and sell the Shares to be issued by the Company in accordance with the terms hereof. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company, its board of directors or stockholders is required. When executed and delivered by the Company, the Transaction Documents shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application. The Company’s board of directors adopted resolutions approving the Transactions, including the issuance of the Shares to be issued by the Company pursuant to this Agreement.

2.3    Issuance of Shares. The Shares to be issued and sold by the Company to the Purchaser hereunder have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will (i) be duly and validly issued and fully paid and non-assessable; (ii) conform in all material respects to the description of the Company Common Stock contained in the SEC Documents; and (iii) be free and clear of any Lien or restriction on transfer, other than restrictions on transfer under any Transaction Document or applicable state or federal securities laws; and the issuance of the Shares is not subject to any preemptive or similar rights, except as have been validly waived or complied with in connection with the offering of the Shares.

2.4    No Conflicts; Governmental Approvals. The issuance and sale of the Shares and the compliance by the Company with the Transaction Documents and the consummation of the Transactions will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject (and shall not give to others any rights of termination, amendment, acceleration or cancellation of the same), (ii) the Certificate of Incorporation or the Bylaws, or (iii) any statute or any judgment, order, rule or regulation of any Governmental Authority having jurisdiction over the Company or any of its properties, except, for such defaults, breaches, or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority is required for the issue and sale of the Shares or the consummation by the Company of the Transactions, except for filings pursuant to applicable federal or state securities or Blue Sky laws, which have been made or will be made in a timely manner.

2.5    Capitalization. The authorized capital stock of the Company consists, as of July 31, 2023, of (i) 250,000,000 shares of Company Common Stock, of which 86,903,510 shares are issued and outstanding and (ii) 10,000,000 shares of preferred stock, $0.0001 par value per share, none of which is issued and outstanding. All of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and conform in all material respects to the description thereof contained in the SEC Documents.

2.6    SEC Documents. The Company represents and warrants that as of the date hereof, the Company Common Stock is registered pursuant to Section 12(b) of the Exchange Act. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (the “SEC Documents”). At the times of their respective filings, such reports, schedules, forms, statements and other documents of the Company (i) complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and

(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company understands and confirms that the Purchaser will rely, in part, on the foregoing representations in effecting transactions in securities of the Company. No inquiries or any other investigation conducted by or on behalf of the Purchaser or its representatives will modify, amend or affect the Purchaser’s right to rely on the truth, accuracy and completeness of the SEC Documents and the Company’s representations and warranties contained in this Agreement.

2.7    Nasdaq. The Company Common Stock is currently listed on the Nasdaq Global Select Market. The Company is in compliance with applicable Nasdaq continued listing requirements and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Company Common Stock from Nasdaq or the termination of the registration of the Company Common Stock under the Exchange Act, and has not received any notification that the Commission or Nasdaq is contemplating such delisting, suspension or termination.

2.8    Financial Statements. As of their respective dates, the financial statements of the Company included in the SEC Documents, together with the related schedules, if any, and notes (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto, and (ii) present fairly, in all material respects, the financial position of the Company and its consolidated subsidiary at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiary for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved except, in the case of unaudited interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes as permitted by applicable rules of the Commission.

2.9    No Liabilities. The Company has no liabilities or obligations other than liabilities or obligations (i) reflected on the most recent balance sheet of the Company included in the SEC Documents, (ii) incurred in the ordinary course of business, consistent with past practice, since the date of the most recent balance sheet of the Company included in the SEC Documents, (iii) incurred in connection with this Agreement, or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.10    Accountants. Ernst & Young LLP are the Company’s independent public accountants as required by the Securities Act and the rules and regulations of the Commission thereunder.

2.11    Internal Controls. The Company maintains effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 under the rules and regulations of the Commission under the Exchange Act) and a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Documents, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting.

2.12    Disclosure Controls. The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

2.13    Intellectual Property. (a) The Company owns or possesses, or can acquire on reasonable terms, valid, binding end enforceable licenses or other rights to practice and use all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them or as proposed in the SEC Documents to be conducted, and (b) to the Company’s knowledge (i) the conduct of the Company’s business has not and will not infringe or misappropriate any intellectual property rights of others, (ii) there are no rights of third parties to any such Intellectual Property and such Intellectual Property is free and clear of all material Liens; (ii) there is no infringement by third parties of any such Intellectual Property; (iii) there is no pending or threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (iv) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (v) there is no pending or threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any other fact which would form a reasonable basis for any such claim; (vi) there is no U.S. patent or published U.S. patent application which contains valid claims that dominate or may dominate any Intellectual Property described in SEC Documents as being owned by or licensed to the Company or that interferes with the issued or pending claims of any such Intellectual Property; and (vii) there is no prior art of which the Company is aware that may render any U.S. patent held by the Company invalid or any U.S. patent application held by the Company un-patentable which has not been disclosed to the U.S. Patent and Trademark Office.

2.14    Taxes. All material tax returns of the Company and its subsidiaries required by law to be filed have been filed (after giving effect to any extensions provided by law that have been requested) and all taxes shown as due on such returns or that otherwise have been assessed, which are due and payable, have been paid, except insofar as any failure to file a tax return or to pay a tax would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.15    Employee Matters. No material labor disturbance by or dispute with current or former employees or officers of the Company exists or, to the Company’s knowledge, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of the Company’s principal suppliers, manufacturers or contractors. The Company is not a party to any collective bargaining agreement.

2.16     Insurance. The Company has insurance covering its respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are reasonable and is ordinary and customary for comparable companies in the same or similar businesses; and Company has not (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

2.17    Anti-Corruption Laws. Neither the Company nor any director or officer nor, to the knowledge of the Company, any employee, agent, Affiliate or other Person, while acting on behalf of the Company (i) has made, offered, promised or authorized any unlawful contribution, gift, entertainment or other unlawful expense or taken any act in furtherance thereof; (ii) has made, offered, promised or authorized any direct or indirect unlawful payment; (iii) has violated or is in violation of any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law (collectively, the “Anti-Corruption Laws”); or (iv) will use, directly or indirectly, the proceeds of the Transactions in furtherance of an offer, promise or authorization of any unlawful contribution, gift, entertainment or other unlawful expense in violation of any applicable Anti-Corruption Laws; and the Company has conducted its business in compliance with Anti-Corruption Laws.

2.18    Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which the Company conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

2.19    Sanctions. None of the Company nor any of their respective directors or officers or, to the knowledge of the Company, any agent, employee, Affiliate or other representative of the Company is currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her

Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of applicable Sanctions (including, without limitation, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine, Cuba, Iran, North Korea and Syria); and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

2.20    Licenses and Permits. The Company possesses, and is in compliance in all material respects with the terms of, all certificates, approvals, clearances, registrations, franchises, exemptions, licenses, permits and other authorizations necessary to the conduct of the business conducted by it (collectively, “Governmental Licenses”), including without limitation, all such Governmental Licenses required by the United States Food and Drug Administration or any component thereof, the United States Drug Enforcement Administration and/or by any other Governmental Authority. All such Governmental Licenses are in full force and effect and the Company is not in violation of any term of such Governmental License, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has fulfilled and performed all of its material obligations with respect to the Governmental Licenses and, to the Company’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Governmental License. The Company has not received any written notice of proceedings relating to the revocation or modification of any Governmental Licenses that, if determined adversely to the Company, would reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, no party granting any such Governmental Licenses has taken any action to limit, suspend or revoke the same in any material respect.

2.21    Clinical Data. The preclinical tests and clinical trials that are described in, or the results of which are referred to in the SEC Documents were and, if still pending, are being conducted in all material respects in accordance with all applicable laws, rules, and regulations, including without limitation 21 C.F.R. Parts 50, 54, 56, 58 and 312; each description of such tests and trials, and the results thereof, contained in the SEC Documents is accurate and complete in all material respects and fairly presents the data about and derived from such tests and trials, in each case, as of the respective date or dates such descriptions or results contained in the SEC Documents were disclosed, and the Company has no knowledge of any other studies or tests the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the SEC Documents. The Company has not received any written notices or other correspondence from any Governmental Authority requiring the termination, suspension or material modification of any preclinical tests or clinical trials that are, or the results of which are, described or referred to in the SEC Documents.

2.22    Regulatory Compliance. The Company: (i) within the last five (5) years has not received any Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any Governmental Authority alleging or asserting noncompliance with any applicable Healthcare Laws (as defined below) or the terms of any

Government License, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) has not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any product operation or activity is in violation of any Healthcare Laws or Government Licenses and has no knowledge that any such Governmental Authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) (a) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Healthcare Laws or Government Licenses, (b) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission), and (c) the Company is not aware of any reasonable basis for any material liability with respect to such filings; and (iv) has not, and to the knowledge of the Company, the Company’s officers, employees and agents have not, made any untrue statement of a material fact or fraudulent statement to any Governmental Authority or failed to disclose a material fact required to be disclosed to any Governmental Authority.

2.23    Compliance with Healthcare Laws. Except where instances of failure to comply would not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is and has been in compliance with all applicable foreign, federal, state and local healthcare laws, rules and regulations, including, without limitation, (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (ii) the Public Health Service Act (42 U.S.C. §§ 201 et seq.); (iii) all healthcare related fraud and abuse laws, including, without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the civil monetary penalties law (42 U.S.C. § 1320a-7a), the exclusions law (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), all criminal laws relating to healthcare fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1035, 1347 and 1349, the healthcare fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. §§1320d et seq.), the Medicare statute (Title XVIII of the Social Security Act), and the Medicaid statute (Title XIX of the Social Security Act); and (iv) the patient privacy, data security and beach notification provisions under HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. §§17921 et seq.); each as amended and the regulations promulgated pursuant to such laws (collectively, the “Healthcare Laws”). Neither the Company, nor to the Company’s knowledge, its officers, directors, employees, agents, have engaged in activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other state or federal healthcare program. The Company is not a party to or has any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement with or imposed by any Governmental Authority. Additionally, neither the Company, nor any of its employees, officers or directors, or to the Company’s knowledge, agents, is or has been excluded, suspended, debarred or is otherwise ineligible to participate in any U.S. state or federal healthcare program or human clinical research or, to the knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that would reasonably be expected to result in debarment, suspension, or exclusion

2.24    Compliance with Data Privacy Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is, and since January 1, 2022 has been, in material compliance with all applicable state and federal data privacy and security laws and regulations, including, to the extent applicable to the Company, HIPAA, and the Company has taken reasonable actions to comply with applicable provisions of the California Consumer Privacy Act, and the European Union General Data Protection Regulation (EU 2016/679) (collectively, the “Privacy Laws”). The Company has in place and takes commercially reasonable steps designed to ensure compliance in all material respects with its policies and procedures relating to data privacy and security and the collection, storage, use, processing, disclosure, handling, and analysis of Personal Data (the “Policies”). The Company makes all material disclosures to users or customers required by Privacy Laws, and none of such disclosures made or contained in any Policy have, to the Company’s knowledge, been materially inaccurate or in violation of any applicable Privacy Laws in any material respect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company: (i) has not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is not currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is not a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law. “Personal Data” means any data that constitutes “personally identifying information,” “personal data,” “protected health information,” “personal information,” or other similar term as defined by applicable Privacy Laws.

2.25    Cybersecurity. There has been no material security breach or incident, unauthorized access or disclosure, or other material compromise of the Company’s information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective employees, suppliers, and vendors), equipment or technology (collectively, “IT Systems and Data”). The Company has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any material security breach or incident, unauthorized access or disclosure or other compromise to its IT Systems and Data and the Company has implemented commercially reasonable controls, policies, procedures, and technological safeguards designed to maintain and protect the integrity, continuous operation, redundancy and security of its IT Systems and Data reasonably consistent with industry standards and practices or required by applicable Privacy Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Company is presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any Governmental Authority governing the privacy and security of IT Systems and Data and the protection of such IT Systems and Data from unauthorized use, unauthorized access, misappropriation or unauthorized modification.

2.26    No Material Adverse Change. Since March 31, 2023, there has not been:

(a)    any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, except for changes in the ordinary course of business, consistent (as to amount and nature) with past practice, and which have not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b)    any declaration or payment by the Company of any dividend, or any authorization or payment by the Company of any distribution, on any of the capital stock of the Company, or any redemption or repurchase by the Company of any securities of the Company;

(c)    any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company;

(d)    any waiver, not in the ordinary course of business, by the Company of a material right or of a material debt owed to it;

(e)    any satisfaction or discharge of a material Lien or payment of any obligation by the Company, except in the ordinary course of business;

(f)    any change or amendment to the Certificate of Incorporation or Bylaws;

(g)    any material labor difficulties or labor union organizing activities with respect to employees of the Company;

(h)    any material transaction entered into by the Company, except in the ordinary course of business; or

(i)    any other event or condition that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.27    No Undisclosed Events or Circumstances. Since March 31, 2023, except for the consummation of the transactions contemplated herein, to the Company’s knowledge, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

2.28    Litigation. There are no legal or governmental proceedings pending to which the Company or, to the Company’s knowledge, any officer or director of the Company, is a party or of which any property of the Company or, to the Company’s knowledge, any officer or director of the Company, is the subject which, if determined adversely to the Company (or such officer or director), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and, to the Company’s knowledge, no such proceedings are threatened or contemplated by Governmental Authorities or others.

2.29    Investment Company Act. The Company is not and, after giving effect to the Transactions, will not be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

2.30    Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Article III hereof, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchaser hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising (as such terms are defined in Regulation D under the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. No disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) under the Securities Act is applicable. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1) under the Securities Act.

2.31    No Integrated Offering. The Company shall not, directly or indirectly, sell, offer for sale or solicit offers to buy or otherwise negotiate (and has not done any of the foregoing) in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares or that would be integrated with the offer or sale of the Shares for purposes of the rules and regulations of Nasdaq such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

2.32    No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising (as such terms are defined in Regulation D under the Securities Act). The Company has offered the Shares for sale only to the Purchaser.

2.33    Brokers and Finders. The Company has not employed any broker or finder in connection with the Transactions.

2.34    CFIUS. Neither the Company nor any of its Affiliates engage in (i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the Defense Production Act, 50 U.S.C. § 4565, and all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA; or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA, and, therefore, in turn, is not a “TID U.S. business” within the meaning of the DPA.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser, hereby represents, warrants and covenants to the Company as follows:

3.1    Authorization and Power. The Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Shares being sold to it hereunder. The execution, delivery and performance of the Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of such Purchaser or its board of directors, stockholders or other governing body is required. When executed and delivered by such Purchaser, the Transaction Documents shall constitute valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

3.2    No Conflict. The execution, delivery and performance of the Transaction Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby do not and will not (i) violate any provision of such Purchaser’s charter or organizational documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which such Purchaser is a party or by which such Purchaser’s properties or assets are bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to such Purchaser or by which any property or asset of such Purchaser are bound or affected, except, in the case of clauses (ii) and (iii) for such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under the Transaction Documents, including the purchase of the Shares, or to consummate the Transactions..

3.3    Purchaser Sophistication; Accredited Investor. The Purchaser (i) is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares; (ii) in connection with its decision to purchase the Shares, relied only upon the SEC Documents, other publicly available information, and the representations and warranties of the Company contained in this Agreement; (iii) is an “accredited investor” pursuant to Rule 501 of Regulation D under the Securities Act; (iv) is acquiring the Shares for its own account for investment only and with no present intention of distributing any of the Shares or any arrangement or understanding with any other Persons regarding the distribution of the Shares; (v) has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Shares; (vi) will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire to take a pledge of) any of the Shares except in compliance with the Securities Act and applicable state securities laws; (vii) understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that the Company is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares; (viii) understands that its investment in the Shares involves a significant degree of risk, including a risk of total loss of such Purchaser’s investment; and (ix) understands that no Governmental Authority has passed upon or made any recommendation or endorsement of the Shares.

3.4    Private Placement. Such Purchaser acknowledges and agrees that the Shares are being offered in a transaction not involving a public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. Such Purchaser acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by such Purchaser in a transaction subject to the registration requirements of the Securities Act absent an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 promulgated thereunder.

3.5    Ownership of Capital Stock. The Purchaser and its Affiliates beneficially own no shares of capital stock of the Company as of the date hereof.

3.6    Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, sale, redemption or transfer of the Shares.

3.7    Stock Legends. Such Purchaser acknowledges that certificates or book-entry credits evidencing the Shares shall bear a restrictive legend in substantially the following form (and including related stock transfer instructions and record notations):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

3.8    No Legal, Tax or Investment Advice. Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to such Purchaser in connection with the purchase of the Shares constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

3.9    No General Solicitation; Pre-Existing Relationship. Such Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement (as defined in Regulation D under the Securities Act). Such Purchaser also represents that such Purchaser was contacted regarding the sale of the Shares by the Company (or a representative of the Company) and the Shares were offered to such Purchaser solely by direct contact between such Purchaser and the Company (or an authorized representative of the Company). Such Purchaser did not become aware of this offering of Shares, nor were the Shares offered to such Purchaser, by any other means.

3.10    Purchase Entirely for Own Account. The Shares to be received by such Purchaser hereunder will be acquired for such Purchaser’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Shares for any period of time.

3.11    No Rule 506 Disqualifying Activities. Neither such Purchaser nor any Person or entity with whom such Purchaser will share beneficial ownership of the Shares is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i)-(viii) under the Securities Act.

3.12    Brokers and Finders. Such Purchaser has not employed any broker or finder in connection with the Transactions.

3.13    Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article II or in any other Transaction Document, such Purchaser acknowledges that neither the Company nor any other Person has made or is making any representation or warranty of any kind, express or implied, at law or in equity, including with respect to it or any of its subsidiaries or any of their respective businesses, assets, liabilities, condition (financial or otherwise), prospects or operations, or otherwise, and any such other representations and warranties are hereby expressly disclaimed by the Company.

ARTICLE IV

COVENANTS OF THE PARTIES

4.1    Lockup.

(a)    Agreement to Lock-Up. The Purchaser hereby agrees that it will not, without the prior written consent of the Company during the period commencing on the Closing Date and ending on the date that is one hundred and eighty (180) days after the Closing Date (the “Lock-Up Period”) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Company Common Stock; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Company Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Company Common Stock or other securities, in cash or otherwise. Notwithstanding the foregoing, the Purchaser or its Permitted Transferees may transfer shares of Company Common Stock during the Lock-Up Period (i) to (a) such Purchaser’s Affiliates and its and their respective officers or directors, (b) any immediate family members of such officers or directors, or (c) any direct or indirect partners, members or equity holders of Purchaser or any related investment funds or vehicles controlled or managed by such Persons or entities or their respective Affiliates, (ii) to the Company; or (iii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (i)(a) to (i)(c), it shall be a condition to the transfer that the Permitted Transferee execute an agreement stating that the Permitted Transferee is receiving and holding such Company Common Stock subject to this Section 4.1 and there shall be no further transfer of such Company Common Stock except in accordance with this Section 4.1, and provided further that any such transfer shall not involve a disposition for value. The term “Permitted Transferees” means, prior to the expiration of the Lock-Up Period, any Person or entity to whom such Purchaser is permitted to transfer such shares of Company Common Stock prior to the expiration of the Lock-Up Period pursuant to this Section 4.1(a).

(b)    Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Company Common Stock of such Purchaser (and transferees and assignees thereof) until the end of the Lock-Up Period.

4.2    Indemnification.

(a)    The Company agrees to indemnify and hold harmless the Purchaser, its Affiliates and its and their respective directors, officers, stockholders, members, partners, employees and agents, each person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, stockholders, agents, members, partners or employees of such controlling person (collectively, the “Purchaser Indemnitees”), from and against all losses, liabilities, claims, damages, costs, fees and expenses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) based upon or arising out of the Company’s breach of any representation, warranty or covenant contained herein; provided, however, that the Company will not be liable in any such case to the extent and only to the extent that any such loss, liability, claim, damage, cost, fee or expense arises out of or is based upon the inaccuracy of any representations made by the Purchaser in this Agreement, or the failure of the Purchaser to comply with the covenants and agreements contained herein.

(b)    Promptly after receipt by an indemnified party under this Section 4.2 of notice of the commencement of any indemnifiable action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 4.2, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 4.2 except to the extent the indemnified party is actually prejudiced by such omission. In case any such indemnifiable action is brought against any indemnified party, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any such indemnifiable action include both the indemnified party and the indemnifying party and either (i) the indemnifying party or parties and the indemnified party or parties mutually agree or (ii) representation of both the indemnifying party or parties and the indemnified party or parties by the same counsel is inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such indemnifiable action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such indemnifiable action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 4.2 for any reasonable legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel in such circumstance), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the indemnifiable action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld or conditioned), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened indemnifiable action in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such indemnifiable action) unless such settlement, compromise or consent requires only the payment of money damages, does not subject the indemnified party to any continuing obligation or require any admission of criminal or civil responsibility or fault, and includes an unconditional release of each indemnified party from all liability arising out of such indemnifiable action, or (ii) be liable for any settlement of any such indemnifiable action effected without its written consent (which consent shall not be unreasonably withheld or conditioned), but if settled with its written consent or if there be a final judgment of the plaintiff in any such indemnifiable action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

ARTICLE V

CONDITIONS TO CLOSING

5.1    Conditions Precedent to the Obligations of the Purchaser. The obligation of the Purchaser to acquire the Shares at the Closing is subject to the satisfaction or waiver by the Purchaser, at or before the Closing, of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained in Article II shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date.

(b)    Performance. The Company shall have performed and complied, in all material respects, with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing, including, without limitation, the delivery by the Company of the items contemplated by Section 1.4(a).

(c)    No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Authority or arbitrator of competent jurisdiction that prohibits the consummation of any of the Transactions.

(d)    No Nasdaq Objection. Nasdaq shall have raised no objection to the consummation of the Transactions in the absence of stockholder approval of such transactions.

(e)    Listing of Additional Shares. The Company shall have submitted a Listing of Additional Shares Notification with the Nasdaq covering all of the Shares.

(f)    Strategic Rights Letter Agreement. The Company shall have executed and delivered the Strategic Rights Letter Agreement, and the Strategic Rights Letter Agreement shall be in full force and effect

(g)    Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement, and the Registration Rights Agreement shall be in full force and effect.

5.2    Conditions Precedent to the Obligations of the Company. The obligation of the Company to issue the Shares at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Purchaser contained in Article III shall be true and correct in all respects as of the Closing (unless as of a specific date therein in which case they shall be accurate as of such date).

(b)    Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser at or prior to the Closing, including, without limitation, the delivery by such Purchaser of the items contemplated by Section 1.4(b).

(c)    No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Authority or arbitrator of competent jurisdiction that prohibits the consummation of any of the Transactions.

(d)    No Nasdaq Objection. Nasdaq shall have raised no objection to the consummation of the Transactions in the absence of stockholder approval of such Transactions.

ARTICLE VI

MISCELLANEOUS

6.1    Survival. Unless otherwise set forth in this Agreement, the representations and warranties, and covenants of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the Closing and the delivery of the Shares.

6.2    No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the Transactions. The Company agrees to indemnify and to hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of such Transactions (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible. The Purchaser agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of such transactions (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees or representatives is responsible.

6.3    Fees and Expenses. Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

6.4    Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules; provided, however, that any confidentiality agreements previously entered into between the Company and the Purchaser shall remain in full force and effect.

6.5    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 4:00 p.m. (California time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section on a day that is not a Business Day or later than 4:00 p.m. (California time) on any Business Day, (c) the Business Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses and email addresses for such notices and communications are those set forth below, or such other address or email address as may be designated in writing hereafter, in the same manner, by any such Person:

If to the Company:

Poseida Therapeutics, Inc. 9390 Towne Centre Drive, Suite 200 San Diego, California 92121 Attention: Chief Executive Officer Email:

with a copy to (which copy shall not constitute notice):

Cooley LLP 10265 Science Center Drive San Diego, California 92121 Attention: Thomas A. Coll Email: collta@cooley.com

If to the Purchaser:	To their address as set forth on Schedule I hereto.

6.6    Amendments; Waivers. This Agreement and any term hereof may be amended, terminated or waived only with the written consent of the Company and the Purchaser. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

6.7    Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.8    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign its rights under this Agreement only to a Person to whom such Purchaser assigns or transfers all Shares held by such Purchaser; provided, that (i) as a condition of such transfer, such transferee agrees in writing to be bound by all of the terms and conditions of this Agreement as if it were Purchaser hereunder and (ii) such transfer shall have been made in accordance with the applicable requirements of this Agreement.

6.9    Persons Entitled to Benefit of Agreement. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that Section 4.2 hereof shall be for the express benefit of the indemnified persons identified therein.

6.10    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, then any federal court of the United States of America sitting in the State of Delaware) for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

6.11    Counterparts; Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.12    Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the parties as nearly as may be possible and (b) the parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of such provision(s) in this Agreement.

6.13    Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Company Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Company Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in any Transaction Document to a number of shares or a price per share shall be deemed to be amended to appropriately account for such event.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

POSEIDA THERAPEUTICS, INC.

By:	/s/ Mark J. Gergen
Name:	Mark J. Gergen
Title:	Chief Executive Officer

PURCHASER:

ASTELLAS US, LLC

By:	/s/ Mark Reisenauer
Name:	Mark Reisenauer
Title:	President

[Signature Page to Securities Purchase Agreement]

SCHEDULE I

SCHEDULE OF PURCHASERS

Name of Purchaser and Address/Contact Information	Number of Shares Purchased	Aggregate Purchase Price
Astellas US LLC	8,333,333	$24,999,999.00

With copies to:

Astellas Pharma Inc.

Astellas US LLC

EXHIBIT A

STOCK REGISTRATION QUESTIONNAIRE

EXHIBIT B

ACCREDITED INVESTOR QUALIFICATION QUESTIONNAIRE

EXHIBIT C

“BAD ACTOR” QUESTIONNAIRE FORM

EXHIBIT D

STRATEGIC RIGHTS LETTER AGREEMENT

EXHIBIT E

REGISTRATION RIGHTS AGREEMENT